Exhibit 4.5

INVESTOR SECURITIES PURCHASE AGREEMENT

This INVESTOR SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of May 19, 2006, by and among Language Line Holdings, LLC, a Delaware limited liability company (the “Company”), ABRY Partners IV, L.P., a Delaware limited partnership (“ABRY Partners”), ABRY Investment Partnership, L.P., a Delaware limited partnership (“ABRY Investment”, and the investors exercising their preemptive rights who are signatories hereto (the “Preemptive Investors”). ABRY Partners, ABRY Investment and the Preemptive Investors are collectively referred to in this Agreement as the “Investors”. Capitalized terms used and not otherwise defined herein shall have the meanings given to those terms in Section 3 below.

Each Investor desires to purchase from the Company, and the Company desires to sell to such Investor Class A Common Units (the “Common Units”), having a Common Capital Value of $0.90 each, in the quantity and for the price set forth opposite such Investor’s name on Schedule A attached hereto, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Company and the Investors hereby agree as follows:

1. Purchase and Sale of Common Units.

(a) Upon the terms and conditions set forth in this Agreement, on the date hereof (the “Closing”), each Investor shall purchase from the Company, and the Company shall sell to such Investor, the number of Common Units set forth opposite such Investor’s name on Schedule A attached hereto for the aggregate consideration set forth opposite such Investor’s name on Schedule A attached hereto (the “Purchase Price”). The consideration to be paid by ABRY Partners is to be paid by contribution to the Company, for cancellation, of the notes identified on Schedule A attached hereto (the “Bridge Notes”). The consideration to be paid by ABRY Investment and the Preemptive Investors will be paid in cash in the amount set forth on Schedule A. At the Closing:

(i) ABRY Investment will deliver the cash consideration to the Company by a cashier’s or certified check or wire transfer of immediately available Funds in the agreed amount of the Purchase Price payable in cash;

(ii) Preemptive Investors will deliver the cash consideration to the Company by a cashier’s or certified check or wire transfer of immediately available Funds in the agreed amount of the Purchase Price for the Preemptive Investors (the “Preemptive Price”) in cash;

(iii) The Company will deliver the Preemptive Price to ABRY Partners as a prepayment of the Bridge Notes. The Preemptive Price will be applied as a pro rata reduction to the principal of each Bridge Note;

(iv) After giving effect to the reduction in the principal of the Bridge Notes in accordance with (iii) above, if any, ABRY Partners will deliver to the Company for cancellation, the Bridge Notes held by such Investor; and

(v) the Company will deliver to each Investor evidence of proper recordation in the books and records of the Company of (and, if certificated, certificates for) the Common Units to be purchased by such Investor.

(b) In connection with the purchase and sale of Common Units under this Agreement, each Investor, with respect to himself or itself only, represents and warrants to the Company as of the date hereof that the following statements are true and correct:

(i) The Common Units to be acquired by such Investor pursuant to this Agreement will be acquired for such Investor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or the terms of the Operating Agreement or the Members Agreement, and such Common Units will not be disposed of in contravention of any such laws or agreements.

(ii) Such Investor is able to bear the economic risk of the investment in Common Units for an indefinite period of time, and such Investor understands that Common Units are subject to the transfer restrictions contained herein and have not been registered under the Securities Act.

(iii) Such Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Common Units and has had full access to such other information concerning the Company as such Investor has requested. Such Investor has reviewed, or has had an opportunity to review copies of, the Members Agreement, the Operating Agreement and the Registration Rights Agreement.

(iv) Each of this Agreement, the Operating Agreement, the Members Agreement and the Registration Rights Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies), and the execution, delivery, and performance of each such Agreement by such Investor does not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which such Investor is a party or any judgment, order, or decree to which such Investor is subject.

(v) Such Investor is an “Accredited Investor” as defined in Regulation D under the Securities Act or such Investor considers himself or itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Common Units. Such Investor acknowledges and understands that an investment in the Common Units involves substantial risks and such Investor is able to bear the economic risks of an investment in the Common Units pursuant to the terms hereof, including the complete loss of such Investor’s investment in the Common Units.

(c) In connection with the purchase and sale of Common Units under this Agreement, the Company represents and warrants to each Investor as of the date hereof that the following statements are true and correct:

(i) Organization, Corporate Power. Each of the Company and its Subsidiaries is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the state of its formation and is qualified to do business and in good standing in every jurisdiction in which the failure to do so would not, or would reasonably be expected not to, have a material adverse effect on the assets, operations, business or financial condition of the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries possesses all requisite limited liability company or corporate power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted and as proposed to be conducted and, in the case of the Company, to carry out the transactions contemplated by this Agreement and the Related Agreements.

(ii) Subsidiaries. All Capital Stock of each Subsidiary of the Company (i) that is a corporation is duly and validly issued and is fully paid and non-assessable and (ii) that is a limited liability company is duly and validly issued without any obligation to make additional capital contributions and in each case, is owned, of record and beneficially, by the Company, directly or indirectly.

(iii) Common Units Duly Authorized. When issued pursuant to this Agreement, all of the Common Units will be duly authorized and validly issued and outstanding, will have been issued by the Company in compliance in all material respects with applicable federal and state securities laws, will be free and clear of all liens, mortgages, charges, security interests, hypothecations, assignments for security and encumbrances of any kind (other than those arising pursuant to the Operating Agreement, the Members Agreement or the Registration Rights Agreement) and will not be subject to any preemptive rights.

(iv) Authorization; Enforceability. The execution, delivery and performance by the Company or its officers of the Related Agreements and all other agreements contemplated by the Related Agreements to which the Company is a party and the offer, sale and issuance of the Common Units have been duly authorized by the Company. The Related Agreements and all such other agreements to which the Company is a party each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(v) Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the other Related Agreements does not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s or any of its Subsidiary’s assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of, or (F) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person (other than any governmental authorities) pursuant to, the Operating Agreement or any law, statute, rule or regulation to which the Company or any of its Subsidiaries is subject or any agreement, instrument, order, judgment or decree to which the Company or any of its Subsidiaries is subject, except where such conflict, breach, default, creation, right, violation or requirement would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

(d) The Company and the Investors agree that the Common Capital Value for the Common Units purchased pursuant to this Agreement is $0.90.

(e) The Company and the Investors agree that, for the purposes of determining the Yield on the Common Units purchased by ABRY Partners pursuant to the cancellation of a Bridge Note, the Company will be deemed to have received the consideration for the Common Units on the date such Bridge Note was made.

2. Other Agreements.

(a) Any certificates representing the Common Units will bear the legend set forth in Section 11.4 of the Operating Agreement.

(b) Each Investor acknowledges that the transfer of Common Units is subject to the provisions of the Securities Act, applicable state securities laws, the Operating Agreement and the Members Agreement.

3. Definitions.

“ABRY Partners” has the meaning set forth in the recitals.

“ABRY Investment” has the meaning set forth in the recitals.

“Capital Stock” in any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person, including any right or interest which is classified as equity in accordance with generally accepted accounting principles in effect in the United States at such time and which are consistently applied.

“Common Capital Value” has the meaning set forth in the Operating Agreement.

“Common Units” means the Company’s Class A Common Units as defined and having the rights and obligations specified in the Operating Agreement.

“Investors” has the meaning set forth in the recitals.

“Members Agreement” means the Members Agreement, dated as of June 11, 2004, by and among the Company and the members of the Company as in effect from time to time.

“Operating Agreement” means the Company’s Amended and Restated Limited Liability Company Agreement, dated as of June 11, 2004, by and among the Company and the members of the Company as in effect from time to time.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Preemptive Price” has the meaning set forth in Section 1(a)(ii).

“Preemptive Rights Investors” has the meaning set forth in the recitals.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 11, 2004, by and among the Company and the members of the Company as in effect from time to time.

“Related Agreements” means, collectively, (i) this Agreement, (ii) the Operating Agreement, (iii) the Members Agreement and (iv) the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

“Yield” has the meaning set forth in the Operating Agreement.

4. Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three business days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications shall be sent to each Investor at the address set forth for such Investor in the Members Agreement (including any joinder thereto) as then in effect and to the Company at the address set forth below:

Language Line Holdings, LLC

c/o ABRY Partners IV, L.P.

111 Huntington Avenue

30th Floor

Boston, MA 02199

Facsimile: 617-859-2959

Attention: C.J. Brucato

with a copy (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Facsimile: 212-446-4900

Attention: John L. Kuehn, Esq.

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

5. General Provisions.

(a) Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Investor unless such modification, amendment or waiver is approved in writing by the Company or such Investor (as the case may be). The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a wavier of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b) Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay for the payment of, all out-of-pocket expenses arising in connection with such transactions, including, without limitation, the following:

(i) (A) all stamp and documentary taxes and similar charges, if any, and (B) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the Related Agreements or the issuance of the Common Units; and

(ii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Investor in connection with this Agreement, any of the other Related Agreements and the transactions contemplated hereby or thereby.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by each of the Investors, the Company and their respective successors and assigns (including subsequent holders of the Common Units purchased hereunder); provided that the rights and obligations of each of the Investors under this Agreement will not be assignable except in connection with a transfer of Common Units permitted under the Operating Agreement and the Members Agreement.

(e) Choice of Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and any exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(f) Time is of the Essence. The parties to this Agreement hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

(g) Specific Performance. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Company and the Investors agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Survival; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the other Related Agreements and the transfer by any Investor of any Common Units, and may be relied upon by each Investor and any of its successors and assigns, regardless of any investigation made at any time by or on behalf of any Investor or any of its successors and assigns. This Agreement and the agreements and documents referred to herein contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

(i) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(j) No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(l) Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY TO THIS AGREEMENT WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT,

LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

*    *    *    *    *

The undersigned have executed and delivered this Investor Securities Purchase Agreement as of the date set forth above.

LANGUAGE LINE HOLDINGS, LLC

By:
Name: D G Dracup
Title: President

ABRY PARTNERS IV, L.P.

By:	ABRY Capital Partners, L.P.,
Its: General Partner

By:	ABRY Capital Partners, LLC,
Its: General Partner

By:
Name:
Title:

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC
Its: General Partner

By:
Name:
Title:

PREEMPTIVE RIGHTS INVESTORS

ABRY MEZZANINE PARTNERS, L.P.

By: ABRY MEZZANINE INVESTORS, L.P. its General Partner

By: ABRY MEZZANINE HOLDINGS LLC its General Partner

By:
Name:
Title:

NEW YORK LIFE CAPITAL PARTNERS II, L.P

By: NYLCAP Manager LLC its Investment Manager

By:
Name: Kevin A. Smith
Title: Vice President

Dennis G. Dracup Declaration of Trust Dated 01 09 1999

By:
	Name:	Dennis G. Dracup
	Title:	Trustee

Christine L. Dracup Declaration of Trust Dated 01 09 1999

By:
	Name:	Christine L. Dracup
	Title:	Trustee

By:
	Name:	Mary Lou Emmert
	Title:	H. R. Director

By:
	Name:	Joseph Garcia
	Title:	Director of Telecom

By:
	Name:	Yung-Chung Heh
Title:

By:
	Name:	David Jose
Title:

By:
	Name:	Shannon Lee
Title:

By:
	Name:	Diane Mouradian
	Title:	Director of Operation

By:
	Name:	Thomas Sterns
	Title:	Director of I.T.

By:
	Name:	James Tallman
	Title:	Director, Interpretation Services

By:
	Name:	Danyune Geertsen
	Title:	Director, Training & Quality

By:
	Name:	Jeffrey Grace
Title:

By:
	Name:	Andy Bolotnikov
	Title:	Dir. Product Mgmt.

[Investor Securities Purchase Agreement Signature Page]

SCHEDULE A

INVESTORS

Investor	Class A Common Units to be Purchased	Consideration
ABRY Partners IV, LP	1,718,024	Surrender of Convertible Bridge Note dated November 2, 2005 in the amount of $1,546,221.70
ABRY Partners IV, LP	15,197,421	Surrender of Convertible Bridge Note dated January 19, 2006 in the amount of $13,677,679
ABRY Investment Partnership, L.P.	32,883	$29,595.00
Preemptive Investors
ABRY Mezzanine Partners, L.P.	1,190,350	$1,071,315
New York Life Capital Partners II, L.P	934,210	$840,789
Andy Bolotnikov	12,629	$11,366
Dennis Dracup Irrevocable Trust	138,889	$125,000
Christine Dracup Irrevocable Trust	138,889	$125,000
Mary Lou Emmert	7,073	$6,366
Joseph Garcia	34,848	$31,363
Danyune Geertsen	51,518	$46,366
Jeffrey Grace	7,775	$6,997.50
Yung-Chung Heh	18,208	$16,387
David Jose	759	$683
Shannon Lee	45,555	$40,999.50
Diane Mouradian	7,750	$6,975
Thomas Sterns	2,500	$2,250
James Tallman	22,000	$19,800
Preemptive Price		$2,351,657
Total	19,561,281	$17,605,153